, 1999


                               EXCHANGE AGENT AGREEMENT
                               ------------------------


            The Bank of New York
            Corporate Trust Administration
            101 Barclay Street - 21st Floor
            New York, New York 10286

            Ladies and Gentlemen:

                      With TXU Eastern Holdings Limited, a private limited
            company incorporated under the laws of England and Wales (the "Guarantor"), TXU Eastern Funding Company, a private unlimited company incorporated under the laws of England and Wales (the "Company") proposes to make an offer (the "Exchange Offer") to exchange equal principal amounts of up to $350,000,000 principal amount of its 6.15% Senior Notes due May 15, 2002, up to $650,000,000 principal amount of its 6.45% Senior Notes due May 15, 2005 and up to $500,000,000 principal amount of its 6.75% Senior Notes due May 15, 2009 (collectively, the "Old Notes") for equal principal amounts of, respectively, its 6.15% Exchange Senior Notes due May 15, 2002, its 6.45% Exchange Senior Notes due May 15, 2005 and its 6.75% Exchange Senior Notes due May 15, 2009 (collectively, the "New Notes") which New Notes have been registered under the Securities Act of 1933, as amended. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 1998 (the "Prospectus"), proposed to be distributed to all holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes". Unless the context requires otherwise, references herein to the Notes, the Old Notes, the New Notes or any series of the Notes will mean beneficial interests in the book-entry interests that The Depositary Trust Company ("DTC") has in such notes. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus or the Letter of Transmittal in the form or forms to be delivered with the Prospectus to holders of the Old Notes ("Letter of Transmittal").

                      The Company hereby appoints The Bank of New York to
            act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York in its capacity as Exchange Agent hereunder.

                      The Exchange Offer is expected to be commenced by
            the Company on or about         , 1999.  The Letter of
            Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certifi-cates for Old Notes tendered in connection therewith.

                      The Exchange Offer shall expire at 5:00 P.M., New
            York City time, on            , 1999 or on such later date or
            time to which the Company or the Guarantor may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company and the Guarantor expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by the Company giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

                      The Company and the Guarantor expressly reserve the
            right to amend, in any way not inconsistent with the Registration Rights Agreement, or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Condi-tions." The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

                      In carrying out your duties as Exchange Agent, you
            are to act in accordance with the following instructions:

                      1. You will perform such duties and only such du-ties as are specifically set forth in the section of the Pro-spectus captioned THE EXCHANGE OFFER and in the Letter of Transmittal or as specifically set forth herein; provided,
                                                             --------
            however, that in no way will your general duty to act in good
            -------
            faith and without gross negligence be discharged by the foregoing.

                      2. You will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such trans-fer.

                      3. You are to examine each of the Letters of Transmittal and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility or certificates for Old Notes and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether:
            (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered. Determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to exchange of any Old Notes shall be made by the Company and the Guarantor. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. However, you shall not incur any liabilities under this agreement for failure to give any such notification.

                      4. With the approval of a duly appointed Committee of the Board of Directors or Attorney of the Company or the Guarantor (such approval, if given orally, to be confirmed in writing) or any other party designated by such person or entity in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

                      5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering", and Old Notes shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Old Notes which a Director or a duly appointed Attorney of the Company or the Guarantor shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

                      6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

                      7.   You shall accept tenders:

                           a.   in cases where the Old Notes are
                 registered in two or more names only if signed by all named holders;

                           b.   in cases where the signing person (as
                 indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                           c.   from persons other than the registered
                 holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

            You shall accept partial tenders of Old Notes when so indicated and as permitted in the applicable Letter of Transmittal and effect appropriate book-entry transfer and notify the Depositary and instruct DTC to credit the accounts of appropriate securities intermediaries on behalf of the tender or, if registered certificates have been issued, deliver certificates for Old Notes to the transfer agent for split-up and return certificates for any untendered Old Notes or Old Notes that have not been accepted by the Company to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                      8. Upon satisfaction or waiver of all of the con-ditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will cause a certificate in bearer form representing such New Notes in exchange therefor to be issued as promptly as possible to the Depositary in bearer form. On behalf of the Company, you will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered as promptly as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $10,000 or any integral multiple of $1,000 in excess thereof.

                      9. Tenders pursuant to the Exchange Offer are ir-revocable, except that, subject to the terms and upon the con-ditions set forth in the Prospectus and the Letter of Trans-mittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date in accordance with the terms of the Exchange Offer.

                      10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given in a notice (and, if given orally, confirmed in writing) by the Company to you.

                      11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes ten-dered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited such certificates (or effected such book-entry transfer).

                      12. All certificates for reissued Old Notes, unac-cepted Old Notes or for New Notes shall be forwarded by first-class mail.

                      13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any bro-ker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                      14.  As Exchange Agent hereunder you:

                           a. shall have no duties or obligations other than as provided in paragraph 1, those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

                           b. will be regarded as making no representa-tions and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby depos-ited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                           c. shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you and any additional fees for taking such action as is agreed by the parties heretofore;

                           d.   may reasonably rely on and shall be
                 protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                           e.   may reasonably act upon any tender,
                 statement, request, comment, agreement or other instru-ment whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons or persons acting in a fiduciary or representative capacity;

                           f. may rely on and shall be protected in act-ing upon written or oral instructions from any officer of the Company or any other party designated by the Company;

                           g. may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                           h. shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering any portion of Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes.

                      15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to fur-nish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information re-lating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or with-drawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Treasurer.

                      16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Treasurer of the Company and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expi-ration Date, as to the principal amount of Old Notes which have been tendered pursuant to the terms of the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, (separately reporting and giving cumulative totals as to items properly received and items improperly received). In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon request made from time to time prior to the Expiration Date of such other information in your possession as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered and the ag-gregate principal amount of Old Notes accepted and deliver said list to the Company.

                      17.  Letters of Transmittal, book-entry
            confirmations and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

                      18. You hereby expressly waive any lien, encum-brance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of trans-fer taxes by reasons of amounts, if any, borrowed by the Com-pany, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                      19. For services rendered as Exchange Agent hereun-der, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

                      20. You hereby acknowledge receipt of the Prospec-tus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

                      21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent here-under against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with your acceptance or administration of this Agreement and the performance of its duties hereunder, including without limitation any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other in-strument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effect-ing any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Com-pany shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any ad-ditional counsel thereafter retained by you so long as the Company shall retain counsel satisfactory to you to defend such suit, and so long as you shall have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

                      22. You shall arrange to comply with all require-ments under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.
            The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Tax-payer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

                      23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so pay-able, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is re-ceived by you.

                      24. This Agreement and your appointment as Exchange Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                      25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                      26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any terms or provisions or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

                      27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                      28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                      If to the Company:


                           TXU Eastern Funding Company
                           c/o TXU Corp
                           1601 Bryan Street
                           Dallas, Texas 75201

                           Facsimile:  214-812-2488
                           Attention:  Kirk Oliver
                                       Attorney


                      If to the Guarantor:


                           TXU Eastern Holdings Limited
                           c/o TXU Corp
                           1601 Bryan Street
                           Dallas, Texas 75201

                           Facsimile:  214-812-2488
                           Attention:  Kirk Oliver
                                       Attorney


                      If to the Exchange Agent:


                           The Bank of New York
                           101 Barclay Street
                           Floor 21 West
                           New York, New York  10286

                           Facsimile:  (212) 815-5915
                           Attention:  Corporate Trust
                                          Administration


                      29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

                      30. This Agreement shall be binding and effective as of the date hereof.

                      Please acknowledge receipt of this Agreement and
            confirm the arrangements herein provided by signing and re-turning the enclosed copy.



                                TXU EASTERN FUNDING COMPANY



                                By:______________________
                                   Name:
                                   Title:


                                TXU EASTERN HOLDINGS LIMITED



                                By:______________________
                                   Name:
                                   Title:



            Accepted as of the date
            first above written:

            THE BANK OF NEW YORK, as Exchange Agent


            By:_____________________
               Name:
               Title:

                                      SCHEDULE I

                                         FEES


                                 THE BANK OF NEW YORK

                                    EXCHANGE AGENT

                                TEXAS UTILITIES COMPANY

                     6.15% EXCHANGE SENIOR NOTES DUE MAY 15, 2002

                     6.45% EXCHANGE SENIOR NOTES DUE MAY 15, 2005

                     6.75% EXCHANGE SENIOR NOTES DUE MAY 15, 2009